EXHIBIT U

Information with respect to Transactions Effected Since the Filing of Amendment No. 20 to the Schedule 13D

All of the below transactions in the Common Stock were traded in the ordinary course over The NASDAQ Global Market.

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Qualified Master Fund, LP and effected the below transactions.

Transaction Date	Transaction Type	Amount of Securities	Price Per Share
10/19/2018	Purchase	52,080	$23.68	(1)
10/22/2018	Purchase	11,212	$24.41	(2)
10/23/2018	Purchase	8,485	$23.08	(3)
10/25/2018	Purchase	50,474	$23.92	(4)
10/25/2018	Purchase	88,078	$24.71	(5)
10/26/2018	Purchase	9,539	$23.86	(6)
10/30/2018	Purchase	36,100	$24.72	(7)

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Capital, LP and effected the below transactions.

Transaction Date	Transaction Type	Amount of Securities	Price Per Share
10/19/2018	Purchase	1,963	$23.68	(1)
10/22/2018	Purchase	304	$24.41	(2)
10/23/2018	Purchase	316	$23.08	(3)
10/25/2018	Purchase	1,783	$23.92	(4)
10/25/2018	Purchase	3,112	$24.71	(5)
10/26/2018	Purchase	461	$23.86	(6)

(1)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $23.57 to $23.75. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(2)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $24.12 to $24.50. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(3)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $22.95 to $23.25. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(4)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $23.14 to $24.12. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(5)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $24.14 to $25.00. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(6)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $23.65 to $24.00. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(7)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $24.50 to $24.75. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.